Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), dated as of September 7, 2018, by and among P.H. GLATFELTER COMPANY, a Pennsylvania corporation (the "Company"), the LENDERS (as defined under the Credit Agreement) party thereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

WITNESSETH:

WHEREAS, the parties hereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of March 12, 2015, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of February 17, 2017 (as further amended or modified prior to the date hereof, the "Credit Agreement"; defined terms used herein unless otherwise amended or defined herein shall have the meanings ascribed to them in the Credit Agreement as amended by this Amendment);

WHEREAS, in June 2018, the Company announced that it has entered into a definitive agreement to purchase Georgia Pacific’s European nonwovens business (the "Project Satellite Acquisition");

WHEREAS, in August 2018, the Company announced that it has entered into a definitive agreement with respect to the strategic disposition of its Specialty Papers Business Unit (the "Project Spartan Disposition");

WHEREAS, the Company (on behalf of itself and the other Loan Parties) has requested to amend the Credit Agreement to, among other things, (i) permit the Project Satellite Acquisition, (ii) permit the Project Spartan Disposition, (iii) increase the various Leverage Ratio thresholds related to Required Lender consent needed for Permitted Acquisitions, (iv) increase the maximum Leverage Ratio, (v) modify the definition of Consolidated Total Net Debt, and (vi) modify the definition of Consolidated EBITDA, all as hereinafter set forth and in accordance with terms and conditions contained herein;

WHEREAS, in furtherance of the foregoing, the Company (on behalf of itself and the other Loan Parties), the Administrative Agent and the Lenders desire to amend the Credit Agreement, as provided herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.Amendments to the Credit Agreement.

(a)Amendments to Section 1.1 of the Credit Agreement.  The following definitions are hereby amended and restated in full to read as follows:

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Euro Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Consolidated EBITDA shall mean as of the end of any fiscal quarter: (i) EBITDA of the Company and its Subsidiaries on a consolidated basis for the immediately preceding four fiscal quarters, plus (without duplication) (ii) the aggregate gain on sale of timberland properties, as determined in accordance with GAAP, made within the four immediately preceding fiscal quarters, net of any losses on such sales, provided that the amount of the net gain on sale of timberland properties included in the calculation of Consolidated EBITDA under this clause (ii) may not exceed 10% of the Consolidated EBITDA of the Company and its Subsidiaries for the immediately preceding four fiscal quarters (prior to including any gains from the sale of timberland properties), provided, further, that Consolidated EBITDA shall exclude (a) non-recurring third party transaction costs relating to a Permitted Acquisition or an acquisition that would otherwise be a Permitted Acquisition but for the fact that such acquisition was not consummated such as (x) legal expenses, third party due diligence costs, transaction advisory services, hedging costs and financing fees, if applicable, for the fiscal quarters during which such non-recurring costs are incurred and (y) project management and integration costs in an aggregate amount up to $10,000,000.00 incurred within one year of consummation of the transactions giving rise to such non-recurring costs, for the fiscal quarters during which such costs are incurred; (b) non-recurring third party transaction costs relating to the closing of this Agreement and repayment or early redemption of Indebtedness in connection therewith such as (x) legal expenses, and (y) fees or other charges pursuant to the prepayment or redemption of Indebtedness; (c) to the extent deducted in calculating net income, non-cash charges; (d) to the extent deducted in calculating net income, extraordinary, unusual or non-recurring charges, costs or expenses in connection with any restructuring (whether or not classified as such under GAAP) or project start up (including, in each case, as a result of or in connection with any Permitted Acquisition) not to exceed in the aggregate (x) for any date of determination ending on or prior to December 31, 2017, 20% of Consolidated EBITDA (prior to giving effect to this clause (d)) for the trailing four quarter period immediately prior to such date of determination, and (y) for any date of determination ending after December 31, 2017, 15% of Consolidated EBITDA (prior to giving effect to this clause (d)) for the trailing four quarter period ending immediately prior to such date of determination, with any such amounts pursuant to this clause (d) being (x) excluded solely for purposes of determining compliance with any financial ratio calculation set forth herein, including for purposes of Sections 7.2.15 and 7.2.16 of this Agreement and (y) included for all purposes related to this Agreement in respect of fees and pricing based on Schedule 1.1(A); and (e) non-recurring third party transaction costs relating to dispositions permitted hereunder, whether such disposition is consummated or not, for the fiscal quarter during which such non-recurring costs are incurred.  The Company shall provide supporting invoices for the exclusions from Consolidated EBITDA described in the preceding clauses (a)(x) and (y), (b)(x) and (y) and (e) upon request by the Administrative Agent.

Consolidated Total Net Debt shall mean Consolidated Total Debt less unrestricted cash and cash equivalents of the Company and its Subsidiaries.

Defaulting Lender shall mean any Lender that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Letters of Credit or Swing Loans or (c) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrowers or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent's receipt of such certification in form and substance satisfactory to the Administrative Agent, (iv) has become or its parent entity has become the subject of a Bankruptcy Event or a Bail-In Action or (v) has failed at any time to comply with the provisions of Section 9.9 with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

(b)Amendments to Section 1.1 of the Credit Agreement.  The following definition is hereby deleted in its entirety:

Federal Funds Open Rate

(c)Amendments to Section 1.1 of the Credit Agreement.  The following new definitions are hereby inserted in Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Benefit Plan shall mean any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such "employee benefit plan" or "plan".

EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

Project Satellite Acquisition shall mean the acquisition by Glatfelter Gernsbach GmbH of Georgia Pacific's European nonwovens business pursuant to the Project Satellite Purchase Agreement.

Project Satellite Purchase Agreement shall mean that certain Share Purchase Agreement dated as of June 19, 2018 by and among Glatfelter Gernsbach GmbH, Buckeye Holdings GmbH and Georgia-Pacific Nonwovens LLC, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in a manner that is not materially adverse to the interests of the Lenders.

Project Spartan Disposition shall mean the sale by the Company of its Specialty Papers Business Unit pursuant to the Project Spartan Purchase Agreement.

Project Spartan Purchase Agreement shall mean that certain Asset Purchase Agreement dated as of August 21, 2018 by and between the Company and Spartan Paper LLC, as may be amended, supplemented, restated or otherwise modified from time to time in a manner that is not materially adverse to the interests of the Lenders.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(d)Amendment to Section 7.1.10 of the Credit Agreement.  Section 7.1.10 of the Credit Agreement is hereby amended by replacing each instance of the phrase "twenty (20) Business Days" therein with the phrase "twenty (20) Business Days (or, in the case of the Project Satellite Acquisition, forty-five (45) Business Days).

(e)Amendment to Section 7.2.6 of the Credit Agreement.  Section 7.2.6 of the Credit Agreement is hereby amended to (1) delete the word "and" appearing at the end of clause (ii)(h) therein, (2) delete the "." contained at the end of clause (iii) therein and replace the same with "; and" and (3) add a new clause (iv) as follows:

(iv)subject to compliance with the applicable requirements contained in Section 7.2.6(ii), the Loan Parties and their Subsidiaries may consummate the Project Satellite Acquisition in accordance with the terms of the Project Satellite Purchase Agreement.

(f)Amendment to Section 7.2.6(ii) of the Credit Agreement.  The introductory paragraph of Section 7.2.6(ii) of the Credit Agreement is hereby amended and restated in full to read as follows:

(ii)any Loan Party may acquire, whether by purchase or by merger, (x) all of the ownership interests of any other Person or (y) substantially all of assets of another Person or of a business or division of any other Person (each (including, subject to compliance with Section 7.2.6(iv) and for the avoidance of doubt, the Project Satellite Acquisition) a "Permitted Acquisition"), provided that each of the following requirements is met:

(g)Amendment to Section 7.2.6(ii)(f) of the Credit Agreement.  Section 7.2.6(ii)(f) of the Credit Agreement is hereby amended and restated in full to read as follows:

(f)other than with respect to the Project Satellite Acquisition, if the Leverage Ratio (after taking into account the pro forma effect of the Permitted Acquisition) is in excess of (i) 3.75 to 1.00 if such Permitted Acquisition occurs at a time when no Material Acquisition Period is applicable or (ii) 4.25 to 1.00 if such Permitted Acquisition occurs during a Material Acquisition Period, then Required Lenders shall have consented in writing thereto prior to its consummation;

(h)Amendment to Section 7.2.7 of the Credit Agreement.  Section 7.2.7 of the Credit Agreement is amended to (1) delete the word “and” appearing at the end of clause (vii) therein,  (2) delete the "." contained at the end of clause (viii) therein and replace the same with "; and" and (3) add a new clause (ix) as follows:

(ix)the Project Spartan Disposition in accordance with the terms of the Project Spartan Purchase Agreement so long as the net cash proceeds of such disposition are applied to repay the then outstanding Revolving Credit Loans on or before the date that is thirty (30) Business Days following the date of the consummation of the Project Spartan Disposition (and with it being understood and agreed that any of such net cash proceeds in excess of the amount required to repay in full the outstanding Revolving Credit Loans may be retained by the Company).

(i)Amendment to Section 7.2.15 of the Credit Agreement.  Section 7.2.15 of the Credit Agreement is hereby amended and restated in full to read as follows:

7.2.15Maximum Leverage Ratio.

The Borrowers shall not permit the Leverage Ratio, measured as of the end of each fiscal quarter, to exceed 4.00 to 1.00; provided, that (a) during the period of four (4) consecutive fiscal quarters immediately following the consummation of a Material Acquisition (commencing with the fiscal quarter in which such Material Acquisition occurs), the Company may elect, with prior notice to the Administrative Agent to increase the preceding ratio to 4.50 to 1.00  (a "Material Acquisition Period"); and (b) immediately after the end of a Material Acquisition Period, the maximum Leverage Ratio shall automatically revert to 4.00 to 1.00; provided however that if the Company consummates an additional Material Acquisition during a Material Acquisition Period the

Company may elect an additional Material Acquisition Period (commencing with the quarter in which such additional Material Acquisition occurs) during such existing Material Acquisition Period so long as the Company has demonstrated that the maximum Leverage Ratio did not exceed 4.00 to 1.00 for the most recently ended full fiscal quarter during such existing Material Acquisition Period.

(j)Amendment to Section 10 of the Credit Agreement.  Section 10 of the Credit Agreement is hereby amended to include the following new Sections 10.20 and Section 10.21 at the end of such Section:

10.20Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21Certain ERISA Matters.

(i)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(A)such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(B)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C)(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii)In addition, unless either subclause (i)(A) in this Section 10.21 is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (i)(D) in this Section 10.21, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

2.Conditions to the Effectiveness of this Amendment.  This Amendment shall become effective as of the date hereof on the first date when all of the following conditions have been satisfied to the satisfaction of the Administrative Agent (the "Effective Date"):

(a)Legal Details; Counterparts.  The Company (on behalf of itself and the other Loan Parties) and the Required Lenders shall have executed and delivered to the Administrative Agent this Amendment and all such other counterpart originals or certified or other copies of such documents and proceedings in connection with this Amendment as may be reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(b)Fees.  The Company shall pay or caused to be paid to the Administrative Agent all reasonable out-of-pocket costs, expenses and disbursements, including, without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the development, preparation, execution, administration, interpretation or performance of this Amendment and all other documents or instruments to be delivered in connection herewith.

3.Representations and Warranties.  The Company hereby represents and warrants to the Administrative Agent and the Lenders that (a) the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made by the Loan Parties on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date, (b) there exists no Event of Default or Potential Default and (c) the Credit Agreement and the other Loan Documents are in full force and effect, are hereby ratified and confirmed and remain unaltered, except as expressly modified by this Amendment.  This Amendment has been duly executed by an authorized officer of the Company (on behalf of itself and the other Loan Parties).  The execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate action, require no governmental approval, and will neither contravene, conflict with, nor result in the breach of any applicable Law in any material respect, charter, articles, or certificate of incorporation or organization, bylaws, operating agreement or other material agreement governing or binding upon any of the Loan Parties or any of their Subsidiaries.

4.Release.  For the avoidance of doubt, any Lien created by any Loan Document in respect of any Purchased Asset (as defined in the Project Spartan Purchase Agreement) shall be automatically released upon the consummation of the Project Spartan Disposition and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Company (all at the Company's expense) to release any Lien created by any Loan Document in respect of any such Purchased Asset.

5.Force and Effect.  Each of the parties hereto reconfirms and ratifies the Credit Agreement and the other Loan Documents, and confirms that all such documents remain in full force and effect, except to the extent modified by this Amendment.

6.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

7.Counterparts.  This Amendment may be signed by telecopy, “pdf”, “tif” or original in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Amendment by electronic transmission shall be delivery of a manually executed counterpart.

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[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY:

P.H. GLATFELTER COMPANY

By:/s/ Ramesh Shettigar

Name:Ramesh Shettigar

Title:Vice President, Treasurer

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By: /s/ Mark McCue
Name:  Mark McCue
Title:    Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Deborah R. Winkler Name: Deborah R. Winkler Title: Executive Director

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA, as a Lender By: /s/ Edward A. Tosti Name: Edward A. Tosti Title: Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

COBANK, ACB, as a Lender By: /s/ Robert Prickett Name: Robert Prickett Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender By: /s/ Lance E. Smith Name: Lance E. Smith Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

HSBC BANK USA, N.A., as a Lender By: /s/ Nick Lotz Name: Nick Lotz - 21252 Title: Head of Mid-Atlantic Corporate Banking

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender By: Name: Title:

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT]

MUFG UNION BANK, N.A., as a Lender By: /s/ Maria Iarricio Name: Maria Iarricio Title: Director